SWK Holdings Corporation Closes $20 Million

Revolving Loan Facility

with AloStar Capital Finance

Dallas, TX, July 2, 2018 – SWK Holdings Corporation (SWKH.OB) (“SWK” or the “Company”), a life science focused specialty finance company, announced that it has closed a $20 million revolving credit facility with AloStar Capital Finance, a division of State Bank & Trust (“AloStar”).

SWK intends to use the credit facility to leverage its existing portfolio, as well as deploy additional capital for new opportunities. The credit facility has a three-year term. Amounts borrowed will bear interest at one month LIBOR plus 3.25%, with a LIBOR floor of 1%. SWK can request to increase the facility amount up to $35 million, subject to AloStar’s approval.

“We are very pleased to close a new $20 million revolving loan facility with AloStar. AloStar’s commitment to SWK demonstrates the attractiveness of our investment strategy and current portfolio,” said Winston Black, Chief Executive Officer. “The new facility will allow us to continue to take advantage of attractive opportunities in our transaction pipeline. By strategically increasing our access to capital, we have enhanced our ability to grow our finance receivables portfolio.”

About SWK Holdings Corporation

SWK Holdings Corporation is a specialized finance company with a focus on the global healthcare sector. SWK partners with ethical product marketers and royalty holders to provide flexible financing solutions at an attractive cost of capital to create long-term value for both SWK’s business partners and its investors. SWK believes its financing structures achieve an optimal partnership for companies, institutions and inventors seeking capital for expansion or capital and estate planning by allowing its partners to monetize future cash flow with minimal dilution to their equity stakes. Additional information on the life science finance market is available on the Company’s website at www.swkhold.com.

CONTACT: SWK Investor Relations at (972) 687-7250 or investor.relations@swkhold.com.

# # #